UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐  Preliminary Proxy Statement.
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐  Definitive Proxy Statement.
☑  Definitive Additional Materials.
☐  Soliciting material Pursuant to §240.14a-12.
Keithley Instruments, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Memo

To:	All Employees

From:	Mark J. Plush

Date:	October 28, 2010

Re:	Q&A Regarding Stock Transactions Associated with the Pending Merger of Keithley Instruments, Inc. with Danaher Corporation
As you know, on September 29, 2009, Keithley Instruments, Inc. entered into a merger agreement with Danaher Corporation and one of its subsidiaries. If the merger is completed, Keithley will become a wholly-owned subsidiary of Danaher and Keithley’s outstanding Common Shares and rights to acquire Common Shares will be cancelled in exchange for certain cash payments.
The closing of the merger is subject to various closing conditions, but the following information is being provided to you to address questions you may have about how your Common Shares or rights to acquire Common Shares under Keithley equity awards will treated in the merger.
1.	How do I access my account information with Morgan Stanley Smith Barney?
Answer: You may access your Morgan Stanley Smith Barney (MSSB) account at www.benefitaccess.com. You will need to provide your social security number or Global ID for non-US optionees, Keithley’s stock ticker symbol (KEI), and your date of birth (MMDDYYYY). You will be prompted to create a log-in and password. Please refer to the attached Quick Reference document for assistance in navigating the Benefit Access website. If you have difficulty accessing your account, please call MSSB at 888-873-1194 (inside the U.S.) or 210-677-3712 (outside the U.S.).
Please note that the Benefit Access website contains information regarding both your vested and unvested options. Information regarding your restricted share units and or performance share awards is not maintained in the Benefit Access website.
You may also contact the Gallagher Group, our dedicated Morgan Stanley Smith Barney team, with any additional questions. This group is located in Chicago. You may contact them at 888-609-3534 (inside the U.S.) or 312-419-3264 (outside the U.S.)
Additionally, we have two members of the Gallagher Group specifically designated for the Keithley Support Team.

Sandie K Rodda, CIMA®	Nicole Klotz
Financial Advisor	Financial Advisor
The Gallagher Group at Smith Barney	The Gallagher Group at Morgan Stanley Smith Barney
Direct: 312-419-3516	Direct: 312-419-3392
Email: sandie.k.rodda@mssb.com	Email: nicole.l.klotz@mssb.com

2.	Should employees exercise their options prior to the closing of the merger? If options are not exercised, what will happen to them at the closing date? Is there anything I need to do?
Answer: It is not necessary to exercise your options prior to closing of the merger. Each option to purchase Common Shares, whether vested or unvested, that is outstanding immediately prior to the closing of the merger, will become fully vested and will be cancelled in exchange for the right of the holder to receive, without interest and less applicable withholding taxes, an amount in cash equal to the product of:
•	The total number of Common Shares underlying that option immediately prior to the closing of the merger, and

•	The excess of $21.60 over the exercise price per Common Share subject to that option.
Any options with an exercise price of $21.60 or more will be cancelled at the closing of the merger and the holder will not be entitled to any payment.
If the merger closes, payment for all unexercised options with an exercise price of less than $21.60 per share will be made available by MSSB within approximately two days from the closing of the merger.
For U.S. employees, standard employee withholding taxes (e.g., federal, state and local withholdings) will be deducted from the proceeds ($21.60 less option exercise price for each share) and a net settlement will be deposited into a retail account at MSSB for each participant. The tax withholdings will be reported on the U.S. employees’ W-2s.
For non-employees in the U.S., including non-employee U.S. directors, the proceeds will be deposited into a retail account at MSSB for each participant without tax withholdings and a Form 1099 will be issued for U.S. holders by MSSB by January 31, 2011. However, in general, backup withholding may apply if such non-employee has not provided his or her correct social security number and certain other information to Keithley or MSSB (for example, on a Form W-9).
Payments to non-U.S. persons will be made in accordance with the laws and regulations of the applicable foreign country. Under U.S. laws and regulations, withholding taxes, backup withholding, and/or information reporting may apply to such payments.
Morgan Stanley Smith Barney will not charge optionees a fee for the settlement of their outstanding options as a market transaction will not be occurring. The funds for each optionee will be deposited into a retail account (an FDIC insured money market fund known as the Bank Deposit Program). MSSB will also send a communication to optionees to inquire how the optionee prefers to receive their settlement funds. If no response is provided, as a default, the funds will remain in the MSSB retail account. Alternatively, optionees may choose to receive a check mailed from the retail account without incurring a fee. Additionally, if you would like a check sent via FedEx to your address on file, this will be processed within 48 hours and a $15.00 fee will apply. If you would like a fed fund wire transfer sent to your financial institution, this will be processed within 48 hours and a $25.00 fee will apply.
3.	What will happen to unvested restricted share units (RSUs) at the closing date? Is there anything I need to do?
Answer: Restricted share units that are outstanding immediately prior to the closing of the merger will become fully vested and cease to represent a right or award with respect to Common Shares. Each holder of RSUs will receive, without interest and less applicable tax withholdings, an amount in cash equal to the product of the merger consideration ($21.60) multiplied by the number of RSUs held by such person.

If the merger closes, payment for the RSUs outstanding immediately prior to the closing of the merger will be made available by MSSB within approximately two days from the closing.
For U.S. employees, standard employee withholding taxes (e.g., federal, state and local withholdings) will be deducted from the proceeds ($21.60 per share) and a net settlement will be deposited into the holder’s MSSB account. The tax withholdings will be reported on the U.S. employees’ W-2s.
For non-employees in the U.S., including non-employee U.S. directors, the proceeds will be deposited into a retail account at MSSB for each participant without tax withholdings and a Form 1099 will be issued for U.S. holders by MSSB by January 31, 2011. However, in general, backup withholding may apply if such non-employee has not provided his or her correct social security number and certain other information to Keithley or MSSB (for example, on a Form W-9).
Payments to non-U.S. persons will be made in accordance with the laws and regulations of the applicable foreign country. Under U.S. laws and regulations, withholding taxes, backup withholding, and/or information reporting may apply to such payments.
MSSB will not charge holders a fee for the settlement of their outstanding shares as a market transaction will not be occurring. MSSB will deposit the funds for each holder into a retail account (an FDIC insured money market fund known as the Bank Deposit Program). MSSB will also send a communication to the holder to inquire how the holder prefers to receive their settlement funds. If no response is provided, as a default, the funds will remain in the MSSB retail account. Alternatively, holders may choose to receive a check mailed from the retail account without incurring a fee. Additionally, if you would like a check sent via FedEx to your address on file, this will be processed within 48 hours and a $15.00 fee will apply. If you would like a fed fund wire transfer sent to your financial institution, this will be processed within 48 hours and a $25.00 fee will apply.
4.	What will happen to performance award units (PSUs) at the closing date? Is there anything I need to do?
Answer: The Common Shares earned under FY 08-10 PSUs will be issued prior to the closing of the merger. These shares will be issued in the normal course of business and employees will receive a net share balance, after applicable withholding taxes. The shares will be transferred to an employee account at MSSB. Upon the closing of the merger, these shares will then be liquidated as described in question 5 below.
Regarding the FY 10-12 PSUs, the PSUs outstanding immediately prior to the closing of the merger will become fully vested and cease to represent a right or award with respect to Common Shares. Holders of the PSUs will receive, without interest and less applicable tax withholdings, an amount in cash equal to the product of the merger consideration ($21.60) multiplied by the initial award amount of the PSUs set forth in the applicable award agreement.
If the merger closes, payment for the PSUs outstanding immediately prior to the closing of the merger, will be made available by MSSB within approximately two days from the closing of the merger.
For U.S. employees, standard employee withholding taxes (e.g., federal, state and local withholdings) will be deducted from the proceeds ($21.60 per share) and a net settlement will be deposited into the holder’s MSSB account. The tax withholdings will be reported on the U.S. employees’ W-2s.
For non-employees in the U.S., including non-employee U.S. directors, the proceeds will be deposited into a retail account at MSSB for each participant without tax withholdings and a Form 1099 will be issued for U.S. holders by MSSB by January 31, 2011. However, in general, backup withholding may apply if such non-employee has not provided his or her correct social security number and certain other information to Keithley or MSSB (for example, on a Form W-9).
Payments to non-U.S. persons will be made in accordance with the laws and regulations of the applicable foreign country. Under U.S. laws and regulations, withholding taxes, backup withholding, and/or information reporting may apply to such payments.
MSSB will not charge holders a fee for the settlement of their outstanding shares as a market transaction will not be occurring. MSSB will deposit the funds for each holder into a retail account (an FDIC insured money market fund known as the Bank Deposit Program). MSSB will also send a communication to the holder to inquire how the holder prefers to receive their settlement funds. If no response is provided, that will be deemed a negative consent, and as a default, the funds will remain in the retail account. Alternatively, holders may choose to receive a check mailed from the retail account without incurring a fee. Additionally, if you would like a check sent via FedEx to your address on file, this will be processed within 48 hours and a $15.00 fee will apply. If you would like a fed fund wire transfer sent to your financial institution, this will be processed within 48 hours and a $25.00 fee will apply.
5.	What will happen to Common Shares held in MSSB accounts and Computershare accounts, including Common Shares held as record holders or in the ESPP or Dividend Reinvestment account at Computershare? Will I receive $21.60 per share for these Common Shares on the closing date? Is there anything I need to do?
Answer: Upon the closing of the merger, these shares will be liquidated at $21.60 per share by either MSSB or Computershare. Taxes will not be withheld for these share liquidations, unless the holder does not have a valid tax ID (such as a social security number) or W-8 or W-9 on file with Computershare or MSSB. See question 13 below for instructions on updating your tax certification status.
MSSB Accounts — If the merger closes, initially your proceeds will be deposited into your MSSB retail account (an FDIC insured money market fund known as the Bank Deposit Program) within approximately two days from the closing of the merger. You will be contacted by MSSB and asked if you would like to redirect your distribution. You may chose to receive a check in the mail without incurring a fee, deposit the funds into another MSSB account, expedite the check with overnight FedEx for an additional $15.00 fee, or wire transfer the funds for an additional $25.00 fee. If you choose not to respond, as a default, your funds will remain in your MSSB retail account. For U.S. holders, a Form 1099 will also be sent by January 31, 2011. Taxes will not be withheld for these share liquidations. Fees will not be charged upon liquidation as these are not market transactions, except for the expediting fees, if you choose that option. See question 1 for how to obtain more information regarding your MSSB account.
Computershare — For Record Holders and Dividend Reinvestment Account Holders (except with respect to stock held through the Employee Stock Purchase Plan, described below) — If the merger closes and if your shares are held in book entry form (meaning you do not have the physical stock certificates as they are instead maintained in an electronic format with Computershare), you will have to submit a completed letter of transmittal that will be mailed to you shortly following the closing of the merger and, once Computershare receives the letter of transmittal, a check will soon be mailed to you. Please see question 9 below for more information regarding what to do if you physically hold your stock certificates. For U.S. holders, a Form 1099 will also be sent by January 31, 2011.
Fees will not be charged upon liquidation as these not market transactions.
If you have any questions regarding your account, please call Computershare’s toll free customer service number 1-800-622-6757 or 781-575-4735 between 8:00am and 5:00pm Eastern Standard Time Monday through Friday.

If you are not a record holder and instead hold your shares through a broker, the payment for your shares will occur through your broker’s payment procedures.
Computershare — For Employee Stock Purchase Plan Holders — Your shares are held in a record keeping account and if the merger closes your shares will be liquidated and a check will be mailed to you shortly after close. For U.S. holders, in general, a Form 1099 will be sent to you by January 31, 2011. However, in general, if the liquidation occurs less than (a) two years from the date you enrolled in the ESPP for the subscription period in which your shares were purchased, or (b) one year after the date you received the shares, the liquidation of your shares will be considered a “disqualified disposition,” meaning that a portion of the proceeds will be subject to ordinary income tax and will be reported on your year-end W-2.
Whether or not the liquidation is a “disqualified disposition,” if you do not have a valid tax ID number or valid W-8 or W-9 on file with Computershare, you may be subject to back-up withholding taxes. See question 13 for instructions on updating your tax certification status.
If you have any questions regarding your ESPP account, please call Computershare’s toll free customer service number 1-800-622-6757 or 1-781-575-4735 between 8:00am and 7:00pm Eastern Standard Time Monday through Friday.
6.	What if I previously exercised options and the Common Shares that I received on exercise are held in an account with Computershare or MSSB — what will happen to these shares? Is there anything I need to do?
Answer: Upon the closing of the merger, the Common Shares received for awards that have already been exercised and that have been distributed to employee accounts will be liquidated. Please see question 5 above regarding how the share proceeds will be distributed from either MSSB or Computershare.
7.	What if I previously received Common Shares for vested PSUs and these shares are being held at MSSB — what will happen to these shares? Is there anything I need to do?
Answer: Upon the closing of the merger, the Common Shares received for awards that have already vested and that have been distributed to employees’ accounts will be liquidated. Please see question 5 above regarding how the share proceeds will be distributed from either MSSB or Computershare.
8.	Will an employee be able to change his or her withholdings for any distributions being made or will this be handled with a standard deduction?
Answer: An employee will not be able to change the withholding rules applicable to a specific distribution; however, they may change the amount of their payroll withholdings either by changing their exemptions or monthly additional withholdings via their W-4.

9.	Will an individual need to produce stock certificates for Common Shares they own in order to receive payment of the $21.60 per share merger consideration?
Answer: If you are a shareholder of record (meaning that the ownership of your shares is registered with Computershare as Keithley’s transfer agent) and were issued your shares as physical certificates, you will be required to submit those certificates in order to receive the $21.60 per share payment. If the merger closes, you will be sent a letter of transmittal with instructions informing you how to send in your share certificates to Computershare, as the paying agent, in order to receive the merger consideration. Once you have submitted your properly completed letter of transmittal, share certificates and other required documents to Computershare, Computershare will send you the merger consideration payable with respect to your Common Shares. You should not send your share certificates to us or anyone else until you receive the letter of transmittal.
If you have lost your share certificates, Computershare, as our transfer agent, will require a fee in order to process your missing shares. The letter of transmittal will contain a form to complete for lost shares and instructions to calculate the fee, but it is anticipated to be computed as a flat $50.00 plus three percent of the market value of your total shares being liquidated.
If your shares are held in book entry form (meaning you do not have the physical stock certificates as they are instead maintained in an electronic format with Computershare), you will also need to complete the letter of transmittal and return it to Computershare in order to receive your merger consideration.
If you are not a record holder and instead hold your shares through a broker, the payment for your shares will occur through your broker’s payment procedures.
10.	Are there any other restrictions from trading KEI stock from now until the closing date?
Answer: Please be advised that those who are considered insiders and subject to the “black out” dates are prohibited from buying or selling Keithley stock at this time because we are in the process of closing the year and reporting year-end results to the financial community. Per the provisions of the Company’s insider trading policy, the window to transact in KEI was closed on September 15, 2010, unless you have a 10b5-1 plan in place. This window will remain closed until you will receive an email confirming the opening of the trading window.
11.	Am I able to make 401(k) plan contributions from my merger consideration distributions?
Answer: No 401(k) plan contributions are permitted from these distributions.
12.	Is the company considering providing legal or tax advice regarding these compensation issues?
Answer: No. We recommend that you consult with your tax advisor to determine your particular tax consequences.

13.	What are the tax withholdings that will occur? How can I update my tax certification status?
Answer: Please see earlier answers corresponding to your particular circumstances for information regarding tax withholdings. You can access your account and update your tax certification status through the Computershare Website by following the following instructions:

FOR RECORD HOLDERS AND DIVIDEND REINVESTMENT ACCOUNT HOLDERS ONLY
(See below for Employee Stock Purchase Plan Holders):
To access your account and update your tax certification status through the Computershare Website.
Option 1: Log on to www.computershare.com/Investor which is available 24 hours a day, 7 days a week. After registering, click on the “My Details” tab, then the “Tax Certification Tab” and follow the detailed step process.
Option 2: Call toll free 1-800-622-6757 or 781-575-4735 to speak to a customer service representative who can assist you with this process.
You will need your Account Number or your Social Security Number for verification with the customer service representative.
If you have any questions regarding your account, please call Computershare’s toll free customer service number 1-800-622-6757 or 781-575-4735 between 8:00am and 5:00pm Eastern Standard Time Monday through Friday.

FOR EMPLOYEE STOCK PURCHASE PLAN (ESPP) HOLDERS ONLY:
To access your account and update your tax certification status through the Computershare Website or Interactive Voice Response System (IVR):
Option 1: Log on to www.computershare.com/Employee/US which is available 24 hours a day, 7 days a week, using your company code: Company code – KEIT. If you are not certified, you will automatically be brought to the screen in which to amend your tax information. Follow the online instructions.
Option 2: Call toll free 1-800-622-6757 and certify through the Interactive Voice Response System (IVR) or speak to a customer service representative who can assist you with this process.
You will need your User ID, which is your Social Security Number, and Personal Identification Number (PIN) to access the WEB and IVR.
If you have any questions regarding your ESPP account, please call Computershare’s toll free customer service number 1-800-622-6757 or 1-781-575-4735 between 8:00am and 7:00pm Eastern Standard Time Monday through Friday.

Additional Information and Where to Find It
Keithley Instruments, Inc. has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and other relevant materials in connection with the proposed Merger. The definitive proxy statement will be sent or given to Keithley shareholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE MERGER, INVESTORS AND KEITHLEY SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The proxy statement and other relevant materials (when they become available), and any other documents filed by Keithley with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, or by going to the Company’s website at http://ir.keithley.com.
Participants in the Solicitation
Keithley and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed Merger. INFORMATION ABOUT KEITHLEY’S DIRECTORS AND EXECUTIVE OFFICERS IS SET FORTH IN KEITHLEY’S DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FOR THE MERGER FILED WITH THE SEC ON OCTOBER 25, 2010, KEITHLEY’S PROXY STATEMENT ON SCHEDULE 14A FILED WITH THE SEC ON DECEMBER 29, 2009 AND KEITHLEY’S ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC ON DECEMBER 14, 2009.
Forward-looking statements
Statements in this letter that are not strictly historical, including statements regarding the proposed acquisition, the expected timetable for completing the transaction and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things: general economic conditions and conditions affecting the industry in which Keithley operates; the uncertainty of regulatory approvals; adoption of the merger agreement by Keithley shareholders; the parties’ ability to satisfy the closing conditions and consummate the transactions; applicable tax laws; and the applicable administrator’s ability to process payments as described. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Danaher Corporation’s and Keithley’s respective SEC filings, including each company’s most recent, respective Annual Report on Form 10-K and Quarterly Report on Form 10-Q. These forward-looking statements speak only as of the date of this release and neither company assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.
Tax Matters
TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES SET FORTH HEREIN IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY YOU FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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Morgan Stanley Smith Barney Benefit Access Quick Reference Overview of Dashboard A. NAVIGATION UTILITY BAR: Click on a down arrow for a drop-down menu such as Alerts & Messages for important information about your account B. STOCK PLANS SUMMARY: Quick overview of all your holdings with a potential total value C. BENEFITS ACCOUNTS AND TOOLS & RESOURCES: Links to other account holdings (Benefit Accounts) and special tools to help analyze your account (Tools & Resources), if applicable. D. ACCOUNTS SUMMARY ACTION BUTTONS: Easy access “one-click links” to key actions E. ESTIMATED STOCK PLANS VALUE ALLOCATION: Colorful, easy-to-read, visual display of your holdings. Change your view using a link on the lower left F. HOVER WINDOWS: Move your mouse over a graphic and a window will open with additional information G. MY ACCOUNT TRANSACTIONS TIMELINE: Colorful graph displays all your past, present and future events: enter dates, use the calendar, click on a preset time frame or use the slider to change the time frame displayed © 2009 Morgan Stanley Smith Barney LLC. Member SIPC.

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